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                                                                    Exhibit 23.4




                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Danielson Holding Corporation Registration Statement on Form S-8 (No. 333-86004) and the Registration Statement dated May 10, 2004 on Form S-8 of Danielson Holding Corporation and to the incorporation by reference therein of our report dated February 14, 2004, with respect to the consolidated financial statements of Quezon Power, Inc. as of and for the years ended December 31, 2003 and 2002, included in the Covanta Energy Corporation's Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.


                                       /s/ Sycip Gorres Velayo & Co.

                                       A Member Practice of Ernst & Young Global

Makati City, Philippines
May 7, 2004